EXHIBIT 10.5

GRIFFEON GROUP, LLC

609 Fairfield Road

Atlanta, Georgia 30327

February 21, 2007

Board of Directors

Premiere Global Services, Inc.

3399 Peachtree Road, NE Suite 700

Atlanta, Georgia 30326

Gentlemen:

This letter (this “Agreement”) confirms the agreement between Premiere Global Services, Inc. (collectively with its subsidiaries and affiliates, the “Company”) and Griffeon Group, LLC (“Griffeon”) that Griffeon will serve as advisor to the Company for the following purposes, and pursuant to the following terms:

1.

Services. At the Company’s request, Griffeon will continue to assist the Board of Directors and management of the Company with respect to strategic opportunities for the Company, with a scope of services generally consistent with the services provided by Jeffrey A. Allred to the Company prior to January 2, 2007 (the “Services”).

2.

Fees. In connection with the Services described above, the Company will pay to Griffeon an aggregate of $225,000 in three installments, as follows (a) $75,000 upon the execution of this Agreement (which includes compensation for all Services provided by Griffeon prior to execution of this Agreement); (b) $75,000 on April 15, 2007; and (c) $75,000 on July 15, 2007. No fee payable to any other advisor by the Company or any other person or entity in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder.

3.

Expenses. In addition to any fees payable to Griffeon hereunder, the Company will reimburse Griffeon for all reasonable and documented out-of-pocket expenses incurred in connection with this engagement upon receipt by the Company of an invoice from Griffeon, including supporting documentation.

4.

Use of Information. The Company will furnish to Griffeon such information as Griffeon reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, Griffeon will use and rely upon such information, provided that Griffeon believes in good faith that such reliance is reasonable, and does not

Board of Directors

February 21, 2007

assume responsibility for independent verification of the accuracy or completeness of any information.

5.

Confidentiality. Without limiting Mr. Allred’s pre-existing obligations under the Fourth Amended and Restated Executive Employment Agreement dated April 15, 2005, effective as of January 1, 2005, as amended by that certain First Amendment dated as of September 15, 2006 between the Company and Mr. Allred and the Separation Agreement, dated as of December 20, 2007, between the Company and Mr. Allred (the “Existing Agreements”), Griffeon agrees that all non-public information concerning the Company provided to or developed by Griffeon or its affiliates in connection with this engagement will be used solely in the course of the performance of Griffeon’s services hereunder and will be kept confidential by Griffeon during the term, and for 24 months after the expiration or any termination of this Agreement, except as required by law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over Griffeon or any of its affiliates; provided that Griffeon may disclose nonpublic information to its affiliates, agents and advisors on a confidential basis whenever Griffeon determines that such disclosure is necessary to provide the services contemplated hereunder. Griffeon shall be responsible for any use or disclosure of such information by its affiliates, agents and advisors other than as permitted by this Agreement. Subject to the confidentiality provisions hereof and the provisions of the Existing Agreements, nothing contained herein shall limit or preclude Griffeon or any of its affiliates from carrying on any business with, from providing financial or other advisory services to, or from participating in any capacity (including as an equity investor) in or with, any person whatsoever with respect to matters unrelated to the Company or its interests.

6.

Limitation of Griffeon’s Engagement. The Company acknowledges that Griffeon does not provide accounting, tax or legal advice. The Company acknowledges that Griffeon has been retained only by the Company, that Griffeon is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity), and that the Company’s engagement of Griffeon is not intended to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Griffeon or any of its affiliates, or any of its or their respective officers, directors, controlling persons, employees or agents.

7.

Limitation of Griffeon’s Liability to the Company. The Company agrees that neither Griffeon nor any of its affiliates, or any of its or their respective officers, directors, controlling persons, employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company

Board of Directors

February 21, 2007

(whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services to be rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses arising out of or based on any action of or failure to act by Griffeon that are finally determined (by a court of competent jurisdiction after exhausting all appeals) to have resulted primarily from the fraud, bad faith, gross negligence or willful misconduct of Griffeon or any breach of the Existing Agreements.

8.

Indemnification and Contribution. The Company and Griffeon agree to the provisions with respect to indemnification and contribution by the Company of Griffeon and certain other parties as set forth in Annex A attached hereto.

9.

Term and Termination of Engagement. Except as set forth below, the term of Griffeon’s engagement will begin on the date hereof and end on July 15, 2007. Griffeon’s engagement may be terminated before the end of the term by the Company at any time, without or without cause, upon thirty day’s prior written notice to Griffeon. Notwithstanding any such expiration or termination, the provisions of this Agreement regarding Fees, Expenses, Use of Information, Confidentiality, Limitation of Griffeon’s Engagement, Limitation of Griffeon’s Liability to the Company, Indemnification and Contribution, Term and Termination of Engagement, and Miscellaneous shall survive and remain in full force and effect and be binding on any successors of Griffeon or the Company; provided, however, if the Company terminates this Agreement without cause before the end of the term, the full amount of unpaid fees and expenses shall be payable upon the effective date of such termination.

10.

Miscellaneous. This Agreement shall not be modified or amended except in a writing signed by Griffeon and the Company. This Agreement shall not be assigned without the prior written consent of Griffeon and the Company. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on counterparts of this Agreement may be delivered by facsimile transmission and such delivery shall constitute legal execution and delivery, evidencing a legally binding agreement of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. This Agreement does not supersede the Existing Agreements, which remain fully enforceable and effective despite the existence of this Agreement.

Board of Directors

February 21, 2007

In acknowledgment that the foregoing correctly sets forth the understanding reached by Griffeon and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

GRIFFEON GROUP, LLC

By: /s/ Jeffrey A. Allred_________
Jeffrey A. Allred
President and CEO

CONFIRMED AND AGREED

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ Boland T. Jones

Name:	Boland T. Jones

Title:	Chief Executive Officer

Date:	February 22, 2007